                           SOFTWARE LICENSE AGREEMENT

         This Software License Agreement (this "Agreement") is effective as of August 18, 2000 (the "Effective Date"), by and between The Cobalt Group ("Licensee"), a Washington corporation with offices located at 2200 First Avenue South, Seattle, Washington 98143-1408, and General Electric Capital Auto Financial Services, Inc. ("AFS"), a Delaware corporation with offices located at 540 W. Northwest Highway, Barrington, Illinois 60010 (each of Licensee and AFS shall, from time to time, be referred to individually as a "Party" and together as the "Parties").

         WHEREAS, Licensee provides Internet marketing services to automotive dealers and operates the MotorPlace.com business-to-business automotive Internet portal currently located on the World Wide Web portion of the Internet at WWW.MOTORPLACE.COM ("MotorPlace"); and

         WHEREAS, AFS owns certain software consisting of the latest version of GEAutoDirect Software in its current form as of the Effective Date as described in EXHIBIT A (the "Current Software") that enables the wholesale purchase and sale of automobiles; and

         WHEREAS, Licensee seeks a non-exclusive, perpetual, fully paid, royalty-free license to the Current Software.

         NOW, THEREFORE, in consideration of the promises, terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Cobalt and AFS agree as follows:

I.       LICENSED PROGRAM

         The Current Software and the Documentation (as defined below) (collectively, the Current Software and the Documentation, the "Program") is licensed in accordance with the terms and conditions set forth in this Agreement. All right, title and interest in the Current Software which is not licensed to Licensee pursuant to this Agreement is, and shall remain, the sole and exclusive property of AFS.

II.      DELIVERY; SUPPORT SERVICES

         2.1 DELIVERY OBLIGATIONS. No later than four (4) Business Days (as that term is defined in Section 9.2) after the Effective Date, AFS will deliver to Licensee (a) one (1) copy of the source code of the Current Software (in the format set forth in Item 1 of EXHIBIT B), and (b) one copy of the object code of the Current Software in machine-readable format. Within fourteen (14) calendar days after the Effective Date, AFS will deliver to Licensee the Documentation. For purposes of this Agreement, the "Documentation" shall mean those of the items set forth in Items 2 through 7 of EXHIBIT B, in such form (i.e., electronic, paper, etc.) as they exist, but only if they exist, on the Effective Date.

         2.2 SUPPORT SERVICES. AFS shall make available to Cobalt such design and system support as is reasonably required by Cobalt (but no more than the equivalent of six hundred (600) hours of services) to enable it to reverse engineer and redesign the Current Software as contemplated by the Business Agreement (as defined below).


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III.     AUTHORIZED USE AND RESTRICTIONS

         3.1      AUTHORIZED USE.

                  (a) Licensee is granted a world-wide, non-exclusive, non-assignable, non-transferable, non-sublicenseable, perpetual, irrevocable, non-cancelable, unlimited, royalty-free and fully paid-up license to use the Program. Licensee has the right to use the Program solely to modify the Current Software to create the derivative works based on the Program that constitute MTS Version 1.0 and the Enhancements, as those terms are defined, and in accordance with the terms, conditions and procedures set out, in that certain Business Agreement, of even date herewith (the "Business Agreement"), between Licensee and AFS (the "Permitted Use"). In connection with the Permitted Use, Licensee has the right to reproduce the Program as needed for use, including the right to copy the Program into any machine-readable or printed form for back up purposes, and to modify the Program to create the derivative works based on the Program that constitute MTS Version 1.0 and the Enhancements in accordance with the terms, conditions and procedures set out, in the Business Agreement. Each copy of the Program must reproduce and include all copyright and other intellectual property rights notices contained in the copy first delivered to Licensee hereunder. Notwithstanding the foregoing, if upon the termination or expiration the Business Agreement MTS Version
         1.0 has not then been created, then the "Permitted Use" shall mean the right to use the Program solely to modify the Current Software to create the derivative work based on the Program that constitutes MTS Version 1.0.

                  (b) Licensee has the right to use, transfer, license, distribute and sell the derivative works based on the Program which constitute MTS Version 1.0 and the Enhancements as provided in the Business Agreement.

         3.2 RESTRICTIONS ON SUBLICENSE, TRANSFER, DISTRIBUTION AND SALE OF THE PROGRAM. Licensee shall not sublicense, transfer, distribute or sell the program (or any portion thereof) to a third party without the prior written consent of AFS.

         3.3 RESTRICTIONS ON USE OF THE PROGRAM. Except as provided in
Section 3.1(b), Licensee may not use the Program (or any portion thereof) other than in connection with the Permitted Use.

         3.4 COMPLIANCE WITH LAWS. Licensee shall comply with all laws applicable to its use of the Program.

         3.5 REMEDIES. Licensee agrees that if it shall commit or threaten to commit a breach of any of the covenants and agreements contained in this
Section 3, then AFS shall have the right to seek and obtain all appropriate injunctive and other equitable remedies therefor, without the need to post any bond or security therefor, in addition to any other rights and remedies that may be available at law, it being acknowledged and agreed that any such breach would cause irreparable injury to AFS and that money damages would not provide an adequate remedy therefor.

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IV.      LICENSE FEES

         As consideration for the license granted to Licensee by AFS pursuant to this Agreement, and subject to the delivery by AFS to Licensee of the investment letter attached hereto at EXHIBIT C no later than four (4) Business Days (as that term is defined in Section 9.2) after the Effective Date, Licensee shall deliver to AFS (or its designee), on the Effective Date, the sum of $1,500,000, payable in (a) cash, (b) shares of Licensee's common stock, $0.01 par value per share (the "Cobalt Stock"), valued as provided below, or (c) any combination of cash and Cobalt Stock. In determining the value of the Cobalt Stock, the value of each share of common stock shall be the average closing price of Cobalt common stock as reported by the NASDAQ National Market during the twenty (20) trading days immediately preceding the Effective Date. In addition, Licensee shall deliver to AFS a duly executed Registration Agreement, in the form attached hereto as EXHIBIT D.

V.       LICENSE TERM

         The term of the license granted to Licensee pursuant to this Agreement is perpetual, irrevocable and non-cancelable.

VI.      REPRESENTATIONS AND WARRANTIES

         6.1 TITLE TO THE PROGRAM. AFS represents and warrants that (a) it has full right to license the Current Software, (b) the Current Software constitutes a working system which contains the functionalities described in EXHIBIT A, and (c) EXHIBIT E contains a list of the software that AFS is currently using in conjunction with the Current Software in order to make it operational. Licensee acknowledges that the Current Software is not self-contained and must be used with other software (which must be licensed directly by Licensee from the owner thereof) in order to achieve its functionality.

         6.2 MUTUAL REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants to the other Party that: (i) such Party has the full corporate power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound, or cause the acceleration of an obligation or imposition of a lien; and (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, general equitable principles (including those limiting the availability of specific performance, injunctive relief, and other equitable remedies and those providing for defenses based on fairness and reasonableness), regardless of whether such enforceability is considered in a proceeding in equity or at law, and an implied covenant of good faith and fair dealing.

         6.3 NO OTHER REPRESENTATIONS OR WARRANTIES. AFS DOES NOT WARRANT THAT THE PROGRAM WILL MEET LICENSEE'S REQUIREMENTS, NOR DOES IT WARRANT THAT THE OPERATION OF THE PROGRAM WILL BE ERROR-FREE. LICENSEE ASSUMES THE RESPONSIBILITY TO TAKE ADEQUATE


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PRECAUTIONS AGAINST DAMAGES TO ITS OPERATIONS WHICH COULD BE CAUSED BY
DEFECTS OR DEFICIENCIES IN THE PROGRAM. EXCEPT AS EXPRESSLY SET FORTH IN THIS
SECTION VI, AFS MAKES NO, AND AFS HEREBY SPECIFICALLY DISCLAIMS ANY, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, IN THE CURRENT SOFTWARE OR THE PROGRAM. NO OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY (INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PURPOSE, ANY WARRANTY FROM AFS's LICENSORS OR ANY IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE) APPLY TO THE PROGRAM. LICENSEE ACKNOWLEDGES THAT THE PROGRAM AND THE CURRENT SOFTWARE ARE DESIGNED FOR THE ENGLISH LANGUAGE AND UNITED STATES DOLLARS ONLY.

VII.     INFRINGEMENT; LIMITATIONS OF LIABILITY

         7.1 INFRINGEMENT. Subject to Section 7.3, AFS will defend, indemnify, save and hold harmless Licensee and its officers, directors, agents, affiliates, and employees (each, an "Indemnified Party") from any and all claims, demands, liabilities, costs or expenses, including reasonable attorneys' fees ("Liabilities"), resulting from an Action (as that term is defined in Section 7.2) alleging that the Current Software breaches, infringes or allegedly infringes any third party intellectual property or contractual rights; provided, however, that AFS shall have no obligation to any Indemnified Party pursuant to this Section 7.1 in connection with any Liabilities incurred by Licensee as a result of (a) the use of the Current Software by any person or entity other than Licensee, or (b) the use by Licensee or any other person or entity of any derivative works based thereon (including, without limitation, the derivative works that constitute MTS Version 1.0 and the Enhancements).

         7.2 CLAIMS: If an Indemnified Party becomes aware of any matter it believes is indemnifiable hereunder involving any claim, action, suit, investigation, arbitration or other proceeding against the Indemnified Party by any third party (each an "Action"), the Indemnified Party will give the other Party (the "Indemnifying Party") prompt written notice of such Action; provided that the failure to provide prompt notice shall not relieve AFS of its obligations except and only to the extent (i) that the delay results in the inability to assert a defense and (ii) of the increase in the AFS's liability resulting from the inability to assert a defense. Such notice will
(a) provide the basis on which indemnification is being asserted and (b) be accompanied by copies of all relevant pleadings, demands, and other papers related to the Action and in the possession of the Indemnified Party. AFS will have a period of ten (10) calendar days after receipt of such notice to respond. If AFS elects to defend the Action or does not respond within the requisite ten (10) calendar day period, AFS will be obligated to defend the Action, at its own expense, and by counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party will cooperate, at the expense of AFS, with AFS and its counsel in the defense and the Indemnified Party will have the right to participate fully, at its own expense, in the defense of such Action. If AFS responds within the required ten (10) calendar day period and elects not to defend such Action, the Indemnified Party will be free, without prejudice to any of the Indemnified Party's rights hereunder, to compromise or defend (and control the defense of) such Action. In such case, AFS will cooperate, at its own expense, with the Indemnified Party and its counsel in the defense against such Action and AFS will have the right to participate fully, at its own expense, in the defense of such Action. Any compromise or settlement of an Action will require the prior written consent of both Parties hereunder, such consent not to be unreasonably withheld or delayed.

         7.3 SPECIAL PROVISIONS RELATED TO INFRINGEMENT. Following written notice to AFS of an Action alleging infringement by the Current Software, or a threat thereof, AFS shall have the right, but not obligation, at its sole option, to (i) procure for Licensee the right or license to use the Current Software as furnished hereunder, (ii) modify the Current Software to make it non-infringing, or (iii) return to Licensee the amounts paid to AFS pursuant to Article IV in which event Licensee shall agree to indemnify and hold harmless AFS from any and all Liabilities incurred by AFS resulting from Licensee's continued use of the Current Software. If AFS exercises its right to provide any of the alternative remedies set forth in this Section 7.3, then, except as provided in Section 7.2, such action by AFS shall be Licensee's sole remedy related thereto. If AFS elects to modify the Current Software pursuant to clause (ii) above, then such modification shall substantially meet the technical and functional specifications as set forth in EXHIBIT A.

         7.4 LIMITATION ON AFS LIABILITY. AS A MATERIAL CONDITION OF RECEIVING THE PROGRAM PROVIDED FOR IN THIS AGREEMENT AT THE APPLICABLE FEES, AND IN REGARD TO ANY AND ALL CAUSES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE USE OF THE PROGRAM, INCLUDING, BUT NOT LIMITED TO, CLAIMS OF NEGLIGENCE, INFRINGEMENT, BREACH OF CONTRACT OR WARRANTY, OR FAILURE OF A REMEDY TO ACCOMPLISH ITS ESSENTIAL PURPOSE, LICENSEE AGREES THAT, EXCEPT WITH RESPECT TO AFS'S OBLIGATIONS PURSUANT TO SECTION 7.2:

                  (a) THE LIABILITY OF AFS TO LICENSEE PURSUANT TO THIS AGREEMENT WILL NOT EXCEED, IN THE AGGREGATE, ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000); AND

                  (b) AFS WILL NOT BE LIABLE TO LICENSEE FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES WHATSOEVER INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR SAVINGS, BUSINESS INTERRUPTION, LOSS OF THE USE OF PROGRAMS OR SERVICES, LOSS OF BUSINESS INFORMATION, COSTS OF CAPITAL, COSTS OF SUBSTITUTE PROGRAMS OR SERVICES, DOWNTIME COSTS, OR THE LIKE (INCLUDING UNDER ANY CLAIM OF NEGLIGENCE, STRICT LIABILITY, DESIGN DEFECT OR OTHER THEORY) ARISING OUT OF THIS AGREEMENT, EVEN IF THE PARTY HAS ADVISED THE OTHER PARTY OF THE POSSIBILITY OF SUCH DAMAGES).

         7.6 GENERAL PROVISIONS. Any action of any kind by either party arising out of this Agreement must be commenced within two (2) years from the date the right, claim, demand or cause of action shall first arise. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity.

VIII.    TRADE SECRET PROTECTION

         Licensee will exercise reasonable care to protect and preserve the confidentiality of the contents of the Program. Licensee will not disclose any of such information to any other party or person except employees of or contractors with Licensee (a) who have a legitimate need for access to such information and (b) who have similarly agreed in writing to preserve and protect the confidentiality of such information. Licensee's obligations under this Article VIII will terminate to the extent that any information received by it relating to the Program is or subsequently becomes generally available to the public other than as a result of Licensee's breach of any confidentiality obligations it may have to AFS (whether pursuant to this Agreement or otherwise).

IX.      GENERAL PROVISIONS

         9.1 CERTAIN EXPENSES. All charges and sales, use, excise or other similar taxes or duties which may be or become payable on account of goods or services provided hereunder shall be payable by Licensee to AFS upon the receipt by Licensee of AFS's invoice therefor. In lieu of paying such taxes, Licensee may provide AFS with a tax exemption certificate acceptable to the taxing authorities.

         9.2 NOTICES. Any and all notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, one (1) Business Day (as defined below) after the date when sent to the recipient by reputable overnight express courier service (charges prepaid and with evidence of delivery) or five (5) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to AFS and Licensee at the addresses indicated below:

            If to AFS:

                                 General Electric Capital Auto Financial
                                   Services, Inc.
                                 540 W. Northwest Highway
                                 Barrington, IL 60010
                                 Attn: Vice President - E-Business

            With a copy to:

                                 General Electric Capital Auto Financial
                                   Services, Inc.
                                 540 W. Northwest Highway
                                 Barrington, IL 60010
                                 Attn: General Counsel

            If to Licensee:

                                 The Cobalt Group, Inc.
                                 2200 First Avenue South
                                 Seattle, Washington 98134
                                 Attn:  President

or to such other address or to the attention of such other person or entity as the recipient Party has specified by prior written notice to the sending party. All notices shall be effective upon the date of receipt. For purposes of this Agreement, the term "Business Day" shall mean any day other than a Saturday, Sunday, federal holiday or holiday in the State of Illinois or the State of Washington.

         9.3 NO WAIVER. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement will not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same will be and remain in full force and effect.

         9.4 AMENDMENTS. No change, amendment or modification of any provision of this Agreement will be valid unless set forth in a written instrument signed by the Party subject to enforcement of such amendment.

         9.5 NO THIRD PARTY BENEFICIARIES. The provisions of this Agreement are for the sole benefit of the Parties, and not for the benefit of any other persons or legal entities.

         9.6 ASSIGNMENT. Neither party may assign this Agreement without the prior written consent of the other Party. Such consent will not be unreasonably withheld or delayed. However, either Party may without consent of the other Party assign this Agreement to a wholly-owned subsidiary of that Party or to a successor-in-interest to substantially all of the business operations of that Party to which the subject matter of this Agreement relates. Subject to the foregoing, this Agreement will be fully binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

         9.7 SEVERABILITY. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect.

         9.8 GOVERNING LAW. This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of New York except for its conflicts of laws principles.

         9.9 SERVICE OF PROCESS. In the event Licensee is served with any suit, regulatory complaint or similar process relating to or naming AFS, Licensee agrees to immediately forward a copy of the same to the GE Capital Legal Department by facsimile to (847) 277-5983 and to forward a copy of the same by overnight courier within one (1) Business Day to the address set forth in Section 12.7. In the event AFS is served with any suit, regulatory complaint or similar process relating to or naming Licensee, AFS agrees to immediately forward a copy of the same to the Cobalt Legal Department by facsimile to (206) 269-6350 and to forward a copy of the same by overnight courier within one (1) Business Day to the address set forth in
Section 12.7.

         9.10 JURISDICTION; VENUE. Subject to Section 9.12, each of the Parties submits to the jurisdiction of any state or federal court sitting in Chicago, Illinois, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other Party with respect thereto.

         9.11 JURY TRIAL WAIVER. TO THE FULLEST EXTENT PERMITTED BY LAW, AND AS SEPARATELY BARGAINED FOR CONSIDERATION, EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OR ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT.

         9.12 MEDIATION; ARBITRATION. Except for the need for either Party to seek a provisional remedy in a court of law to secure or preserve the rights and benefits conferred by this Agreement or to enforce the restrictions contained herein, including injunctive relief, relief in bankruptcy proceedings or relief that will cease to be available to the Party due to any applicable statute of limitations or the doctrine of laches if the provision of this Section 9.12 are complied with, any dispute between the parties relating to this Agreement shall be resolved by mediation or arbitration as provided in this Section 9.12, to wit:

                  9.12.1 No Party hereto shall commence an arbitration proceeding pursuant to the provisions of Section 9.12.2 below unless such Party shall first give a written notice (a "Dispute Notice") to the other Party setting forth the nature of the dispute. The Parties shall attempt in good faith to resolve the dispute by mediation in Cook County, Illinois under the Commercial Mediation Rules of the American Arbitration Association ("AAA") in effect on the date of this Agreement. If the Parties cannot agree on the selection of a mediator within twenty (20) calendar days after delivery of the Dispute Notice, the mediator will be selected by the AAA in Cook County, Illinois. If the dispute has not been resolved by mediation as provided above within sixty (60) calendar days after the delivery of the Dispute Notice, then the dispute shall be determined by arbitration in accordance with the provisions of Section 9.12.2 hereof. Mediation proceedings and documents prepared exclusively for the mediation proceedings shall be deemed to be matters pertaining to confidential settlement negotiations and not admissible at any other legal proceeding except for such summaries of agreements prepared by the mediator and signed by the Parties.

                  9.12.2 Any dispute relating to this Agreement to be resolved by arbitration, shall be determined by arbitration in Cook County, Illinois by one arbitrator in accordance with the Commercial Arbitration Rules of the AAA and its Supplementary Procedures for Large, Complex Disputes, except that every person named on all lists of potential arbitrators shall be a neutral and impartial lawyer with excellent academic and professional credentials (i) who is or has been practicing law as a partner in a highly respected law firm for at least five (5) years, specializing in either general commercial litigation or general corporate and commercial matters, with experience in the field of contract law and business alliances, (ii) who has had experience as an arbitrator of commercial transactions, and (iii) who is generally available to serve as an arbitrator. The AAA shall submit a list of three (3) arbitrators meeting the criteria set forth above. AFS and Licensee shall each be entitled to strike one (1) of such three (3) designees on a peremptory basis within ten (10) calendar days after its receipt of such list of designees, indicating its order of preference with respect to the remaining designees. If two (2) of such designees have been stricken by the Parties, the remaining designee shall be the arbitrator. Otherwise, the selection of the arbitrator shall be made by the AAA from the remaining designees in accordance with their mutual order of preference, or by random selection in the absence of a mutual order of preference. The arbitrator shall base his or her award on applicable law and judicial precedent and, unless all Parties agree otherwise, shall include in such award the findings of fact and conclusions of law upon which the award is based. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

                  9.12.3 Notwithstanding the foregoing, upon the application by any Party to a court for an order confirming, modifying or vacating the award, the court shall have the power to review whether, as a matter of law based on the findings of fact determined by the arbitrator, the award should be confirmed, modified or vacated in order to correct any errors of law made by the arbitrator. In order to effectuate such judicial review limited to issues of law, the parties agree (and shall so stipulate to the court) that the findings of fact made by the arbitrator shall be binding on the Parties and shall serve as the facts to be submitted to and relied on by the court in determining the extent to which the award should be confirmed, modified or vacated.

                  9.12.4 If any Party fails to proceed with mediation or arbitration as provided herein or unsuccessfully seeks to stay such mediation or arbitration, or fails to comply with any arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other Party shall be entitled to be awarded costs, including reasonable attorneys' fees, paid or incurred by such other Party in successfully compelling such mediation or arbitration or defending against the attempt to stay, vacate or modify such mediation or arbitration award and/or successfully defending or enforcing the award.

                  9.12.5 During arbitration proceedings, the Parties shall continue to perform their respective responsibilities under this Agreement.

                  9.12.6 The Dispute Notice shall be given within a reasonable time after the dispute has arisen, and in no event shall it be made after the date when the institution of legal or equitable proceedings based on such dispute would be barred by the applicable statute of limitations.

                  9.12.7 All deadlines and procedures specified in this Section
         9.12 may be modified in writing by mutual agreement of the Parties.

                  9.12.8 In all matters, the cost of mediation, the cost of the arbitrator, legal fees and other costs of the prevailing Party relating to the resolution of the dispute shall be paid by the other Party.

         9.13 HEADINGS. The headings in this Agreement are for reference purposes only. They will not affect the meaning or construction of the terms of this Agreement.

         9.15 ENTIRE AGREEMENT. This Agreement, including the Exhibits attached hereto and together with the Business Agreement, sets forth the entire agreement and supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein. Neither Party will be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

         9.16 EXPORT. The export of the Program by Licensee might require authorization by a U.S. government agency. It is Licensee's responsibility to determine and comply with any such requirement, including, if necessary, making timely application in its own name for any export license which might be required. Notwithstanding the foregoing, if subject to U.S. export control restrictions, AFS reserves the right to approve the export by Licensee of any technical data or product comprising the Program. Licensee will submit in writing any proposal for export of technical data or product that comprises the Program.

                            (SIGNATURES ON NEXT PAGE)

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                           THE COBALT GROUP, INC.



                                           By: /s/ David S. Snyder
                                              ----------------------------

                                           Name: David S. Snyder
                                                --------------------------

                                           Its: Exec. Vice President & CFO
                                               ---------------------------


                                           GENERAL ELECTRIC CAPITAL AUTO
                                           FINANCIAL SERVICES, INC.


                                           By: /s/ Daniel S. Henson
                                              ----------------------------

                                           Name: Daniel S. Henson
                                                --------------------------

                                           Its: President
                                               ---------------------------













                  SIGNATURE PAGE TO SOFTWARE LICENSE AGREEMENT